As filed with the Securities and Exchange Commission on January 4, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

MARINA BIOTECH, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2834	11-2658569
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

17870 Castleton Street, Suite 250

City of Industry, CA 91748

(626) 964-5788

(Address of Principal Executive Offices)

MARINA BIOTECH, INC. 2014 LONG-TERM INCENTIVE PLAN

(Full Title of the Plan)

Vuong Trieu

Executive Chairman

Marina Biotech, Inc.

17870 Castleton Street, Suite 250

City of Industry, California 91748

(Name and Address of Agent for Service)

(626) 964-5788

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Lawrence Remmel, Esq.

Michael T. Campoli, Esq.

Pryor Cashman LLP

7 Times Square

New York, New York 10036

(212) 421-4100

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price per Security(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock ($0.006 par value)	5,000,000	(1)	$1.65	$825,000	$102.71

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Marina Biotech, Inc. (the “Company”) common stock, par value $0.006 per share (the “Common Stock”), which become issuable under the employee benefit plans described herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(2)	Calculated in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low bid prices per share of common stock on the OTCQB Tier of the OTC Markets on January 2, 2018.

Explanatory Note

This Registration Statement on Form S-8 (this “Registration Statement”) registers an aggregate of 500,000 shares of the common stock, par value $0.006 per share (“Common Stock”), of Marina Biotech, Inc. that have been or may be issued and sold under the Marina Biotech, Inc. 2014 Long-Term Incentive Plan (the “2014 Plan”). Unless the context indicates otherwise, references to “Marina Biotech”, “Marina”, “the Company”, “we”, “us”, or “our” refer to the combined company following the consummation of the merger contemplated by that certain Agreement and Plan of Merger dated as of November 15, 2016 between and among Marina Biotech, Inc., IThenaPharma, Inc., Ithena Acquisition Corporation and Vuong Trieu (as the representative of the stockholders of IThenaPharma, Inc.), and the subsidiaries of such combined company.

This Registration Statement also includes a prospectus (the “Reoffer Prospectus”) prepared in accordance with General Instruction C of Form S-8 and in accordance with the requirements of Part I of Form S-3. This Reoffer Prospectus may be used for reofferings and resales of shares of Common Stock that may be deemed to be “control securities” under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder that have been acquired by certain of our officers and directors, being the Selling Stockholders identified in the Reoffer Prospectus. The number of shares of Common Stock included in the Reoffer Prospectus represents the total number of shares of Common Stock that have been or may be acquired by the Selling Stockholders pursuant to awards made to the Selling Stockholders under the 2014 Plan, and does not necessarily represent a present intention to sell any or all such shares of Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be sent or given to participants in the 2014 Plan that are covered by this Registration Statement as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PROSPECTUS

MARINA BIOTECH, Inc.

786,857 shares

of

Common Stock

This reoffer prospectus is a combined prospectus relating to shares of our common stock, par value $0.006 per share (the “Common Stock”), that have been registered with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), and that have been or may be acquired by certain of our officers and directors (the “Selling Stockholders”) pursuant to awards made to them under our 2014 Long-Term Incentive Plan (the “2014 Plan”). An aggregate of 500,000 shares of Common Stock relating to the 2014 Plan are being registered with the SEC on the registration statement on Form S-8 of which this reoffer prospectus is filed as a part.

The Selling Stockholders are offering and selling up to 786,857 shares (the “Shares”) of Common Stock. We will not receive any proceeds from the sale of the Shares. However, we will receive the proceeds, if any, from the exercise of the options granted under the 2014 Plan.

The Selling Stockholders may offer their Shares through public or private transactions, in the over-the-counter markets or on any exchanges on which our Common Stock is traded at the time of sale, at prevailing market prices or at privately negotiated prices. The Selling Stockholders may engage brokers or dealers who may receive commissions or discounts from the Selling Stockholders. We will pay substantially all of the expenses incident to the registration of such shares, except for the selling commissions.

Our Common Stock trades on the OTCQB Tier of the OTC Markets under the symbol “MRNA.” On January 2, 2018, the last sale price of the Common Stock as reported on the OTCQB Tier of the OTC Markets was $1.78 per share.

An investment in our securities involves risks. You should carefully read and consider the risk factors disclosed in any of our filings with the SEC that are incorporated by reference in this prospectus, including, without limitation, the risk factors contained in of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as supplemented by the risk factors contained in our Quarterly Reports filed thereafter with the SEC, before making a decision to purchase our securities.

Our mailing address and telephone number are:

17870 Castleton Street, Suite 250

City of Industry, CA 91748

(626) 964-5788

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 4, 2018

You should rely only on the information contained or incorporated by reference into this prospectus. We have not authorized any person to give any information or to make any representations other than those contained or incorporated by reference in this prospectus, and, if given or made, you must not rely upon such information or representations as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or an offer to sell or the solicitation to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should not assume that the information we have included in this prospectus is accurate as of any date other than the date of this prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference regardless of the time of delivery of this prospectus or of any securities registered hereunder.

This document includes product names, trade names and trademarks of other companies. All such product names and trademarks appearing in this document are the property of their respective holders.

INFORMATION ABOUT THE COMPANY

The following summary highlights information contained elsewhere in this prospectus or in the documents incorporated herein by reference. This summary does not contain all of the information that you should consider before making an investment decision with respect to our securities. After you read this summary, you should read and consider carefully the more detailed information and financial statements and related notes that we include or incorporate by reference in this prospectus. If you acquire in our securities, you are assuming a high degree of risk.

Unless the context indicates otherwise, references to “Marina Biotech”, “Marina”, “the Company”, “we”, “us”, or “our” refer to the combined company following the consummation of the merger contemplated by that certain Agreement and Plan of Merger dated as of November 15, 2016 between and among Marina Biotech, Inc., IThenaPharma, Inc., Ithena Acquisition Corporation and Vuong Trieu (as the representative of the stockholders of IThenaPharma, Inc.), and the subsidiaries of such combined company.

Company Overview

We are a fully integrated, commercial stage biopharmaceutical company delivering proprietary drug therapeutics for significant unmet medical needs in the U.S., Europe and certain additional international markets. Our portfolio of products currently focuses on fixed dose combinations (“FDC”) in hypertension, arthritis, pain and oncology allowing for innovative solutions to such unmet medical needs. Our mission is to provide effective and patient centric treatment for hypertension – including resistant hypertension. In this connection, we acquired from Symplmed Pharmaceuticals, LLC (“Symplmed”) and its wholly-owned subsidiary, Symplmed Technologies, LLC, certain of the intellectual property assets related to the patented technology platform known as DyrctAxess, also called Total Care, that offers enhanced efficiency, control and information to empower patients, physicians and manufacturers to help achieve optimal care.

In doing so, we have created a universal platform for the effective treatment of hypertension as well as for the distribution of FDC hypertensive drugs, such as our FDA-approved product Prestalia, and the other products in our pipeline, devices for therapeutic drug monitoring, blood pressure, and other cardiac monitors, as well as services such as counseling and prescription reminders.

We currently have one commercial and three clinical development programs underway: (i) Prestalia®, a single-pill fixed dose combination of perindopril, an angiotensin-converting-enzyme inhibitor and amlodipine, a calcium channel blocker, which has been approved by the U.S. Food and Drug Administration (“FDA”) and is actively marketed in the U.S.; (ii) our next generation celecoxib program drug candidates for the treatment of acute and chronic pain, IT-102 and IT-103, each of which is an FDC of celecoxib, a COX-2 selective nonsteroidal anti-inflammatory drug and either lisinopril (IT-102) or olmesartan (IT-103) – both lisinopril and olmesartan are antihypertension drugs; (iii) CEQ508, an oral delivery of small interfering RNA against beta-catenin, combined with IT-102 to suppress polyps in the precancerous syndrome and orphan indication Familial Adenomatous Polyposis; and (iv) CEQ508 combined with IT-103 to treat Colorectal Cancer.

Our current focus is primarily on the commercialization of Prestalia and secondarily the development of IT-102 and IT-103. We believe that by combining a COX-2 inhibitor with an antihypertensive in a single FDC oral tablet, IT-102 and IT-103 will each offer improved safety profiles as compared to currently available and previously marketed COX-2 inhibitors as well as address patients with chronic pain who are commonly taking antihypertension drugs concurrently. We further believe that the current opioid addiction epidemic in the U.S. has been driven in part by the withdrawal from the market of certain COX-2 inhibitors due to their associated risk of cardiovascular-related adverse events. We plan to license or divest our other assets since they no longer align with our focus on the treatment of hypertension.

We intend to create value through the continued commercialization of Prestalia, while moving our FDC development programs forward to further strengthen our commercial presence. We intend to retain ownership and control of all of our product candidates, but in the interest of accelerated growth and market penetration, we will also consider partnerships with pharmaceutical or biotechnology companies in order to reduce time to market and to balance development risks, both clinically and financially.

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As our strategy is to be a fully integrated biopharmaceutical company, we will drive a primary corporate focus on revenue generation through our commercial assets, with a secondary focus on advancing our FDC pipeline to further enhance our commercial presence.

Reverse Merger with IThenaPharma

On November 15, 2016, Marina entered into, and consummated the transactions contemplated by, an Agreement and Plan of Merger between and among Marina, IThenaPharma Inc., a Delaware corporation (“IThena”), IThena Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Marina (“Merger Sub”), and Vuong Trieu as the representatives of the stockholders of IThena (the “Merger Agreement”), pursuant to which, among other things, IThena merged into Merger Sub (the “Merger”). IThena is deemed to be the accounting acquirer in the Merger, and thus the historical financial statements of IThena are treated as the historical financial statements of our company and are reflected in our quarterly and annual reports for periods ending after the effective time of the Merger, or November 15, 2016. Accordingly, beginning with our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the SEC on March 31, 2017, we have reported the results of IThena and Marina and their respective subsidiaries on a consolidated basis.

Recent Developments

Transactions Involving Isaac Blech

On November 22, 2017, we entered into a Note Purchase Agreement (the “Purchase Agreement”) with a trust affiliated with Mr. Isaac Blech (the “Purchaser”) pursuant to which we issued to the Purchaser a secured convertible promissory note in the aggregate principal amount of $500,000 (“Note”). The Note will become due and payable on March 31, 2018. Interest shall be paid on a monthly basis in cash or in shares of our common stock, at our option. The unpaid principal amount of the Note, together with any interest accrued but unpaid thereon, shall, in general, automatically be converted into the securities of our company to be issued and sold at the closing of any financing transaction involving the sale by us of our equity securities (or securities exercisable for or convertible into our equity securities) yielding aggregate gross proceeds to us of not less than $5,000,000.

The Note is secured by the assets of our company and certain of our wholly-owned subsidiaries pursuant to a Security Agreement by our company and such subsidiaries in favor of the Purchaser dated as of November 22, 2017 (the “Security Agreement”), and an Intellectual Property Security Agreement by our company and such subsidiaries in favor of the Purchaser dated as of November 22, 2017.

The Security Agreement provides the Purchaser with a security interest in, but not limited to, all of the property, equipment and fixtures, accounts, negotiable collateral, cash, and cash equivalents of our company and certain of our wholly-owned subsidiaries, subject to certain exceptions. The security interest created in the collateral will be first priority, subject to the permitted encumbrances provided in the Security Agreement, and will be perfected to the extent such security interest can be perfected by the filing of a financing statement and filings with the U.S. Patent and Trademark Office. The security interest created in the collateral will be removed at such time as the Note is paid in full.

In connection with the transactions contemplated by the Purchase Agreement, our Board of Directors elected Isaac Blech as a member of the Board (which election became effective November 22, 2017) and granted to Mr. Blech options to purchase up to 473,457 shares of our common stock. The options have an exercise price of $1.80 per share of common stock, and shall vest and become exercisable in twenty (20) equal (or as nearly equal as possible) installments on the last calendar day of each calendar quarter over a five-year period beginning on December 31, 2017. The options were issued pursuant to a Stock Option Agreement between us and Mr. Blech.

Acquisition of Prestalia

Subsequent to the Merger we executed on our strategy to become a commercial stage company with the acquisition of Prestalia from Symplmed. Specifically, on June 6, 2017 we entered into an Asset Purchase Agreement with Symplmed for the purchase of Prestalia, which is an FDA-approved and marketed anti-hypertensive drug. This is a FDC of perindopril arginine, an ACE inhibitor, and amlodipine besylate, a calcium channel blocker, and is indicated as a first line therapy for hypertension control.

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We believe that the acquisition of Prestalia transforms our company from a clinical stage company to a commercial organization. Prestalia was approved in January 2015 and has been marketed in select U.S. states since then by Symplmed. Prestalia sales saw solid growth through September of 2016, via new patient acquisition and strong patient retention. Due to lack of funding, further revenues and marketing of Prestalia was ceased by the end of calendar year 2016. In the near term our focus will be dedicated to re-acquiring prior Prestalia patients, with subsequent efforts dedicated to building a strong sales team to fully market the product. This includes our efforts to re-establish our relationships with our contract manufacturers to support marketing Prestalia.

We believe that the Prestalia acquisition will not only make us a revenue-stage company, but also that the marketing, distribution and sales network that we will build will pave a strong foundation for the promotion and commercialization of our two other hypertension pipeline products – namely IT-102 and IT-103, as well as any other similar products that we internally develop or acquire.

Line Letters with Related Parties

In connection with the Merger, Marina entered into a line of credit dated November 15, 2016 with Dr. Trieu, our Executive Chairman, for an unsecured line of credit in an amount not to exceed $540,000, to be used for current operating expenses (“Line Letter”). As of September 30, 2017, Dr. Trieu has advanced an aggregate of $540,00 under the Line Letter. Advances made under the Line Letter bear interest at the rate of five percent (5%) per annum, are evidenced by a demand promissory note issued to Dr. Trieu, and are due and payable upon demand by Dr. Trieu.

On April 4, 2017, we entered into a Line Letter with Autotelic for an unsecured line of credit in an amount not to exceed $500,000, to be used for current operating expenses. Advances made under the Line Letter bear interest at the rate of five percent (5%) per annum, are evidenced by the Demand Promissory Note issued to Autotelic, and are due and payable upon demand by Autotelic. The balance under the Line Letter was $92,590 as of September 30, 2017, and we currently have approximately $407,000 of available funds thereunder. We believe that such funds and our other cash resources will allow us to fund our intended operations through the first quarter of 2018.

Amendment of Notes and Warrants

On July 3, 2017, we entered into an amendment agreement (the “Amendment Agreement”) with respect to those certain promissory notes in the aggregate principal amount of $300,000 (each a “Note” and collectively the “Notes”) that we issued to two accredited investors (the “Purchasers”) pursuant to that certain Note Purchase Agreement dated June 20, 2016 by and among us and the Purchasers (the “Purchase Agreement”), and those certain warrants to purchase up to an aggregate of 951,263 shares of our common stock that were originally issued pursuant to that certain Note and Warrant Purchase Agreement dated as of February 10, 2012 by and among Marina, certain of its wholly-owned subsidiaries and the purchasers identified on the signature pages thereto (as amended from time to time), that are currently held by the Purchasers, and that were amended concurrently with the Purchase Agreement to, among other things, extend the price protection with respect to dilutive offerings afforded thereunder to June 19, 2017 (such warrants, as so amended, the “Amended Prior Warrants”).

Pursuant to the Amendment Agreement, among other things: (i) the maturity date of the Notes was extended from June 20, 2017 to December 31, 2017; (iii) the Purchasers agreed, upon the closing of any financing transaction yielding aggregate gross proceeds to us of not less than $3 million that occurs while the Notes are outstanding (any such financing transaction, the “Qualifying Financing Transaction”), to convert the outstanding principal balance and any accrued interest thereon into the securities of our company to be issued and sold at the closing of the Qualifying Financing Transaction at the most favorable price and terms at which our securities are sold to investors in the Qualifying Financing Transaction; (iv) the parties agreed to extend the price protection with respect to the Amended Prior Warrants resulting from dilutive issuances until the expiration of the term of the Amended Prior Warrants (currently February 10, 2020); provided, that such protection shall not apply to the Qualifying Financing Transaction; and (v) we agreed to issue to the Purchasers, on a pro rata basis, such number of our securities as are being issued to investors in the Qualifying Financing Transaction as have an aggregate purchase price equal to $375,000.

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Arrangements with Oncotelic Inc.

On July 17, 2017, we entered into a License Agreement (the “License Agreement”) with Oncotelic, Inc. (“Oncotelic”) pursuant to which, among other things, we provided to Oncotelic a license to our SMARTICLES platform for the delivery of antisense DNA therapeutics, as well as a license to our conformationally restricted nucleotide (“CRN”) technology with respect to TGF-Beta. Under the terms of the License Agreement, Oncotelic also agreed to purchase 49,019 shares of our common stock for an aggregate purchase price of $250,000 ($5.10 per share), with such purchase and sale to be made pursuant to a Stock Purchase Agreement to be entered into between us and Oncotelic within thirty (30) days following the date of the License Agreement. Such purchase has not yet been consummated.

Under the terms of the License Agreement, we could receive up to $90 million in success-based milestones based on commercial sales of licensed products. In addition, if Oncotelic determines to pursue further development and commercialization of products under the License Agreement, Oncotelic agreed, in connection therewith, to purchase shares of our common stock for an aggregate purchase price of $500,000, with the purchase price for each share of common stock being the greater of $5.10 or the volume weighted average price of our common stock for the thirty (30) trading days immediately preceding the date on which Oncotelic notifies us that it intends to pursue further development or commercialization of a licensed product.

Dr. Trieu, our Executive Chairman, is the principal stockholder and Chief Executive Officer of Oncotelic.

Sale of DiLA2 Assets

On July 21, 2017, we entered into a binding term sheet with a third party purchaser regarding the sale by us to such purchaser of the patents, know-how, agreements, records and certain other assets relating to our DiLA2 delivery system. The consideration to be paid by the purchaser to us as a result of this transaction was to consist of: (i) an initial payment of $300,000 to be paid upon the closing of the asset sale; and (ii) an additional $1.2 million to be paid upon the first to occur of (x) a financing in which third party investors purchase equity and/or debt securities of the purchaser resulting in aggregate proceeds of not less than $15 million and (y) the twelve month anniversary of the closing. Negotiations between us and the purchaser for these assets have been terminated.

Acquisition of DyrctAxess Platform

On July 21, 2017, we entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Symplmed Pharmaceuticals LLC (“Symplmed”) and its wholly-owned subsidiary Symplmed Technologies, LLC (“Symplmed Tech”, and together with Symplmed, each as “Seller” and together the “Sellers”) pursuant to which we purchased from the Sellers, for an aggregate purchase price of $75,000 in cash, certain specified assets of the Sellers relating to the Sellers’ patented technology platform known as DyrctAxess that offers enhanced efficiency, control and information to empower patients, physicians and manufacturers to help achieve optimal care. The parties entered into the Purchase Agreement in furtherance of the obligations of Symplmed pursuant to that certain Asset Purchase Agreement dated as of June 5, 2017 between the Company and Symplmed pursuant to which, among other things, the Company acquired the assets of Symplmed relating to Prestalia.

Reverse Stock Split

On August 1, 2017, we filed a Certificate of Amendment of our Amended and Restated Certificate of Incorporation to effect a one-for-ten reverse split of our issued and outstanding shares of common stock. Our common stock commenced trading on the OTCQB tier of the OTC Markets on a split-adjusted basis on August 3, 2017. There was no change to the authorized shares of our common stock as a result of the reverse split. No fractional shares were issued in connection with the reverse split; any fraction of a share of common stock that would otherwise have resulted from the reverse split was rounded up to the nearest whole share of common stock.

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Amendment to Agreement with Windlas Healthcare Private Limited

On August 17, 2017, we entered into an amendment (the “Amendment”) of that certain Pharmaceutical Development Agreement dated as of March 30, 2017 by and between Windlas Healthcare Private Limited (“Windlas”) and our company (the “Development Agreement”), relating to the development by Windlas of certain pharmaceutical products to be used for conducting clinical trials or for regulatory submissions, as more fully described therein. Pursuant to the Amendment, we and Windlas agreed to amend the Development Agreement to reflect our agreement to issue to Windlas, and Windlas’ agreement to accept from us, in lieu of cash payments with respect to forty percent (40%) of the total amount reflected on invoices sent from time to time by Windlas to us, shares of our common stock having an aggregate value equal to forty percent (40%) of such invoiced amount (with the remaining portion of the invoiced amount being paid in cash). The maximum value of common stock that may be issued to Windlas pursuant to the Development Agreement (as modified by the Amendment) is $2 million. The parties also agreed that the foregoing payment arrangement would apply to any Contract Manufacturing and Supply Agreement (or similar agreement) relating to the manufacturing of commercial batches of the products covered by the Development Agreement that may be entered into between the parties.

Sale of Smarticles Assets

On September 8, 2017, we entered into an Intellectual Property Purchase Agreement (the “IP Purchase Agreement”) with Novosom Verwaltungs GmbH (“Novosom”) pursuant to which we sold to Novosom substantially all of our intellectual property estate relating to our Smarticles delivery technology (the “Smarticles IP”). We previously acquired such Smarticles IP from Novosom pursuant to that certain Asset Purchase Agreement dated July 27, 2010 between us and Novosom (the “Original Purchase Agreement”). Following the date of the Original Purchase Agreement, we entered into certain agreements with third parties pursuant to which we provided to such third parties certain licenses and rights with respect to the Smarticles IP (the “License Agreements”).

As per the IP Purchase Agreement, Novosom paid to us $1.00 in cash, and thereafter we shall no longer be responsible for the ongoing costs of maintaining the Smarticles IP. In addition, the parties agreed that we would retain rights to any future payments that may be due to us from licensees pursuant to the License Agreements, including milestone and royalty payments, if any, and Novosom agreed to relinquish any rights that it may have under the Original Purchase Agreement to any portion of such payments.

Appointment of Executive Officers

On October 2, 2017, we entered into an Offer Letter with Amit Shah pursuant to which Mr. Shah shall serve as our Chief Financial Officer, and on October 12, 2017, we entered into an Offer Letter with Peter D. Weinstein, Ph.D., J.D. pursuant to which Dr. Weinstein shall serve as our Chief Legal Officer, in each case effective immediately. We agreed to pay a base salary of $120,000 per year to Mr. Shah and a base salary of $150,000 per year to Dr. Weinstein. It is anticipated that each of Mr. Shah and Dr. Weinstein will devote approximately 50% of his business time to the performance of his duties for our company. Each such officer shall be shall be entitled to receive a discretionary bonus as determined by our Board of Directors in an amount up to 40% of such officer’s base salary. Our obligations to make base salary and bonus payments became effective in January 2018. We also granted to each such officer options to purchase up to 60,000 shares of our common stock at an exercise price of $2.70 per share (with respect to Mr. Shah) and $2.40 per share (with respect to Dr. Weinstein) under our 2014 Long-Term Incentive Plan, with all of such options vesting and becoming exercisable on the one-year anniversary of the grant date.

General

Marina Biotech, Inc. was incorporated under the laws of the State of Delaware under the name Nastech Pharmaceutical Company on September 23, 1983, and IThenaPharma, Inc. was incorporated under the laws of the State of Delaware on September 3, 2014. Our mailing address is Marina Biotech, Inc., 17870 Castleton Street, Suite 250, City of Industry, CA 91748, and our telephone number is (626) 964-5788. We maintain an Internet website at www.marinabio.com. We have not incorporated by reference into this prospectus the information in, or that can be accessed through, our website, and you should not consider it to be a part of this prospectus.

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FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on current management expectations. Statements other than statements of historical fact included in this prospectus, including statements about us and the future of our commercialization plans, clinical trials, research programs, product pipelines, current and potential corporate partnerships, licenses and intellectual property, the adequacy of capital reserves and anticipated operating results and cash expenditures, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). When used in this prospectus the words “anticipate,” “objective,” “may,” “might,” “should,” “could,” “can,” “intend,” “expect,” “believe,” “estimate,” “predict,” “potential,” “plan” or the negative of these and similar expressions identify forward-looking statements. These statements reflect our current views with respect to uncertain future events and are based on imprecise estimates and assumptions and subject to risk and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. While we believe our plans, intentions and expectations reflected in those forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved. Our actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this prospectus for a variety of reasons.

The following factors, among others, could cause the future results of our company and our industry to differ materially from historical results or those anticipated:

●	our ability to obtain additional and substantial funding for our company on an immediate basis, whether pursuant to a capital raising transaction arising from the sale of our securities, a strategic transaction or otherwise;

●	our ability to attract and/or maintain research, development, commercialization and manufacturing partners;

●	the ability of our company and/or a partner to successfully complete product research and development, including pre-clinical and clinical studies and commercialization;

●	the ability of our company and/or a partner to obtain required governmental approvals, including product and patent approvals;

●	the ability of our company and/or a partner to develop and commercialize products that can compete favorably with those of our competitors;

●	the timing of costs and expenses related to the research and development programs of our company and/or our partners;

●	the timing and recognition of revenue from milestone payments and other sources not related to product sales;

●	our ability to obtain suitable facilities in which to conduct our planned business operations on acceptable terms and on a timely basis;

●	our ability to satisfy our disclosure obligations under the Exchange Act, and to maintain the registration of our common stock thereunder;

●	our ability to attract and retain qualified officers, employees and consultants as necessary; and

●	costs associated with any product liability claims, patent prosecution, patent infringement lawsuits and other lawsuits.

We urge investors to review carefully the section of this prospectus entitled “Risk Factors” in evaluating the forward-looking statements contained or incorporated by reference in this prospectus. We caution investors not to place significant reliance on forward-looking statements contained or incorporated by reference in this document; such statements need to be evaluated in light of all the information contained or incorporated by reference herein.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the risk factors and other cautionary statements set forth or incorporated by reference in this prospectus. Other than as required by applicable securities laws, we are under no obligation, and we do not intend, to update any forward-looking statement, whether as result of new information, future events or otherwise.

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USE OF PROCEEDS

We are registering the Shares offered by this prospectus for the account of the Selling Stockholders identified in the section of this prospectus entitled “Selling Stockholders.” All of the net proceeds from the sale of the Shares will go to the Selling Stockholders who offer and sell their Shares. We will not receive any part of the proceeds from the sale of such Shares. We may receive proceeds of up to approximately $1.59 million if all of the options are exercised and no cashless-exercise procedure is used. We anticipate that any such proceeds will be utilized for working capital and other general corporate purposes. We cannot estimate how many, if any, options may be exercised for cash.

SELLING STOCKHOLDERS

The Selling Stockholders are persons listed in the table below who have acquired or hereafter may acquire shares of common stock pursuant to awards under the 2014 Plan. Each Selling Stockholder will receive all of the net proceeds from the sale of his or her Shares offered by this Reoffer Prospectus.

The table and notes below describe, with respect to each Selling Stockholder, as of January 4, 2018: (a) the name of the Selling Stockholder; (b) his or her relationship to us during the last three years; (c) the total number of shares of common stock he or she beneficially owned as of the date of this prospectus; (d) the number of Shares which he or she may offer pursuant to this prospectus; and (e) the amount and the percentage of our common stock that he or she would own after completion of this offering, assuming he or she disposes of all of the Shares being offered by him or her pursuant to this prospectus. The information contained in this table and notes may be amended or supplemented from time to time.

	Number of	Number	Number of
	Shares Owned	of Shares	Shares to Be
	Prior to	Registered	Owned After
Name and Position With Us	Offering(1)	Hereby(2)	Offering(3)
Vuong Trieu, Ph.D. (4)	4,241,596	11,900	4,229,696
Executive Director
Isaac Blech (5)	477,257	477,257	-0-
Director
Joseph W. Ramelli (6)	69,466	35,400	34,066
Chief Executive Officer
Philip C. Ranker (7)	119,506	29,200	90,306
Director
Donald A. Williams (8)	29,200	29,200	-0-
Director
Philippe P. Calais, Ph.D (9)	11,900	11,900	-0-
Director
Mihir Munsif (10)	531,536	6,000	525,536
Chief Operating Officer
Larn Hwang, Ph.D. (11)	6,000	6,000	-0-
Chief Scientific Officer
Erik Emerson (12)	60,000	60,000	-0-
Chief Commercial Officer
Amit Shah (12)	60,000	60,000	-0-
Chief Financial Officer
Peter D. Weinstein, Ph.D., J.D. (14)	60,000	60,000	-0-
Chief Legal Officer
TOTAL: (15)	5,666,461	786,857	4,879,604

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(1)	Includes shares of common stock acquired not pursuant to any employee or director benefit plan (or that may be acquired within sixty (60) after January 4, 2018 (“Presently Exercisable”)), shares of common stock underlying options granted pursuant to the 2014 Plan (both Presently Exercisable and not Presently Exercisable), shares of restricted common stock granted pursuant to the 2014 Plan, and shares of common stock underlying Presently Exercisable options granted pursuant to any employee or director benefit other than the 2014 Plan.

(2)	Includes all shares of common stock underlying outstanding options (both vested and unvested) that were granted pursuant to the 2014 Plan, and restricted shares of common stock that were granted pursuant to the 2014 Plan, as of January 4, 2018.

(3)	Assumes all Shares registered under this prospectus will be sold.

(4)	Includes options to purchase 10,000 shares of common stock that are Presently Exercisable and options to purchase 1,900 shares of common stock that are not Presently Exercisable. Also includes 2,312,355 shares held by Autotelic LLC, of which entity Dr. Trieu serves as Chief Executive Officer, 525,535 shares held by Autotelic Inc., of which entity Dr. Trieu serves as Chairman of the Board, 86,206 shares held by LipoMedics Inc., of which entity Dr. Trieu serves as Chairman of the Board and Chief Operating Officer, and 192,857 shares of common stock issuable to Dr. Trieu upon the conversion of a demand promissory note held by Dr. Trieu (at an assumed conversion price of $2.80, and without giving effect to any interest thereunder). Does not include 49,019 shares of common stock to be issued to Oncotelic Inc., of which entity Dr. Trieu serves as Chairman of the Board and Chief Executive Officer.

(5)	Includes options to purchase 25,572 shares of common stock that are Presently Exercisable and options to purchase 451,685 shares of common stock that are not Presently Exercisable.

(6)	Includes options to purchase 25,400 shares of common stock that are Presently Exercisable and 10,000 shares of restricted common stock granted under the 2014 Plan.

(7)	Includes options to purchase 27,550 shares of common stock that are Presently Exercisable and options to purchase 1,900 shares of common stock that are not Presently Exercisable.

(8)	Consists of options to purchase 27,300 shares of common stock that are Presently Exercisable and options to purchase 1,900 shares of common stock that are not Presently Exercisable.

(9)	Consists of options to purchase 10,000 shares of common stock that are Presently Exercisable and options to purchase 1,900 shares of common stock that are not Presently Exercisable.

(10)	Includes options to purchase 6,000 shares of common stock that are Presently Exercisable.

(11)	Consists of options to purchase 6,000 shares of common stock that are Presently Exercisable.

(12)	Consists of 60,000 shares of restricted common stock granted under the 2014 Plan.

(13)	Consists of options to purchase 60,000 shares of common stock that are not Presently Exercisable.

(14)	Consists of options to purchase 60,000 shares of common stock that are not Presently Exercisable.

(15)	Includes options to purchase 137,822 shares of common stock that are Presently Exercisable, options to purchase 579,285 shares of common stock that are not Presently Exercisable, and 70,000 shares of restricted common stock granted under the 2014 Plan.

None of the Selling Stockholders will own more than one percent of our common stock at December 31, 2017 following the sale by such Selling Stockholder of all of his or her shares of common stock registered under this Reoffer Prospectus other than Vuong Trieu, Ph.D., who would own approximately 39% of our common stock, and Mihir Munsif, who would own approximately 5% of our common stock.

Information regarding each Selling Stockholder’s current relationship with us within the past three years is set forth below.

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Vuong Trieu, Ph.D. Dr. Trieu has served as the Chairman of our Board of Directors since November 2016, and as our Executive Chairman since June 30, 2017. He previously served as Chairman of the Board and President of IThenaPharma Inc. from August 2014 until that entity’s merger with Marina Biotech in November 2016.

Joseph W. Ramelli. Mr. Ramelli has served as our Chief Executive Officer since December 8, 2016. Previously he served as interim Chief Executive Officer and Chairman of the Board of Directors of Marina Biotech from June 2016 until December 2016, and as a director of Marina Biotech from August 2012 until December 2016.

Philip C. Ranker. Mr. Ranker has served as a member of our Board of Directors since January 2014. Prior to that, he served as our Chief Accounting Officer from September 7, 2011 until September 30, 2011, and then served as our interim Chief Financial Officer and Secretary from October 1, 2011 until December 31, 2013.

Donald A. Williams. Mr. Williams has served as a member of our Board of Directors since September 15, 2014.

Philippe P. Calais, Ph.D. Dr. Calais has served as a member of our Board of Directors since January 2017.

Isaac Blech. Mr. Blech has served as a member of our Board of Directors since November 22, 2017.

Mihir Munsif. Mr. Munsif has served as our Chief Operating Officer since February 2017. He previously served as the Chief Operating Officer of IThenaPharma Inc. from September 2014 until August 2016.

Larn Hwang, Ph.D. Dr. Hwang has served as our Chief Scientific Officer since February 2017.

Erik Emerson. Mr. Emerson has served as our Chief Commercial Officer since June 2017.

Amit Shah. Mr. Shah has served as our Chief Financial Officer since October 2017.

Peter D. Weinstein, Ph.D., J.D. Dr. Weinstein has served as our Chief Legal Officer since October 2017.

The Selling Stockholders listed in the above table may have sold or transferred, in transactions pursuant to this prospectus or exempt from the registration requirements of the Securities Act, some or all of their securities since the date on which the information in the above table is presented. Information about the Selling Stockholders may change from time to time. Information about other persons who may hereafter become Selling Stockholders will be set forth in prospectus supplements or post-effective amendments, if required.

Because the Selling Stockholders may offer all or some of their Common Stock from time to time, and none is obligated to sell any such shares, we cannot estimate the amount of Common Stock that will be held by the Selling Stockholders after this offering. Also, this prospectus does not include awards that we may grant to the Selling Stockholders in the future. Such shares may subsequently be sold pursuant to this prospectus, as supplemented to reflect the offering of such shares for resale or in transactions exempt from the registration requirements of the Securities Act. See “Plan of Distribution” for further information.

PLAN OF DISTRIBUTION

The Selling Stockholders may resell under this prospectus up to 786,857 Shares that have been or may be issued to the Selling Stockholders. The Selling Stockholders may sell the Shares from time to time and may also decide not to sell all the Shares they are permitted to sell under this prospectus. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers. Subject to the restrictions described in this prospectus, the Shares being offered under this prospectus may be sold from time to time by the Selling Stockholders in any of the following ways:

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●	through a broker or brokers, acting as principals or agents. Transactions through broker-dealers may include block trades in which brokers or dealers will attempt to sell our Common Stock as agent but may position and resell the block as principal to facilitate the transaction. Our Common Stock may be sold through dealers or agents or to dealers acting as market makers. Broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholders and/or the purchase of our Common Stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions);

●	on any national securities exchange or quotation service on which our Common Stock may be listed or quoted at the time of sale, in the over-the-counter market, or in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

●	in private sales directly to purchasers.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in the resales.

The Selling Stockholders may enter into option or other transactions with broker-dealers, which require the delivery of shares to the broker-dealer. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus.

The Selling Stockholders also may loan or pledge Shares to a broker-dealer. The broker-dealer may sell the Shares so loaned, or upon a default the broker-dealer may sell the Shares so pledged, pursuant to this prospectus. Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Stockholders. Broker-dealers or agents may also receive compensation from the purchasers of Shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving Shares. Broker-dealers or agents and any other participating broker-dealers or the Selling Stockholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with sales of Shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of Shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because the Selling Stockholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act, the Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any Shares of a Selling Stockholder covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

The Shares may be sold by Selling Stockholders only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of Shares may not simultaneously engage in market making activities with respect to our Common Stock for a period of two business days prior to the commencement of such distribution. In addition, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of Shares by the Selling Stockholders. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the Shares.

We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

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●	the name of each such Selling Stockholder and of the participating broker-dealer(s);

●	the number of Shares involved;

●	the price at which such Shares were sold;

●	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

●	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

●	other facts material to the transaction.

We will bear all costs, expenses and fees in connection with the registration of the Shares. The Selling Stockholders will bear all commissions and discounts, if any, attributable to the sales of the Shares.

DESCRIPTION OF COMMON STOCK

The following is a summary of all material characteristics of our Common Stock as set forth in our certificate of incorporation and bylaws. The summary does not purport to be complete and is qualified in its entirety by reference to our certificate of incorporation and bylaws, and to the provisions of the General Corporation Law of the State of Delaware.

Common Stock

We are authorized to issue up to 180,000,000 shares of common stock, par value $0.006 per share. As of December 31, 2017, 10,521,278 shares of our common stock were issued and outstanding, 500,000 unissued shares of common stock were reserved for issuance upon the conversion of outstanding shares of our Series C Convertible Preferred Stock, 75,000 unissued shares of common stock were reserved for issuance upon the conversion of outstanding shares of our Series D Convertible Preferred Stock, 2,559,612 unissued shares of common stock were reserved for issuance upon the exercise of outstanding warrants and 826,857 unissued shares of common stock were reserved for issuance upon the exercise of outstanding options.

All shares of common stock issued will be duly authorized, fully paid and non-assessable. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the holders of our common stock. Under Delaware law, stockholders generally are not liable for our debts or obligations. Our certificate of incorporation does not authorize cumulative voting for the election of directors. Subject to the rights of the holders of any class of our capital stock having any preference or priority over our common stock, the holders of shares of our common stock are entitled to receive dividends that are declared by the board of directors out of legally available funds. In the event of our liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in our net assets remaining after payment of liabilities, subject to prior rights of preferred stock, if any, then outstanding. Our common stock has no preemptive rights, conversion rights, redemption rights or sinking fund provisions, and there are no dividends in arrears or default. All shares of our common stock have equal distribution, liquidation and voting rights, and have no preferences or exchange rights.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the DGCL. This law prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

●	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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●	on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines “business combination” to include:

●	Any merger or consolidation involving the corporation and the interested stockholder;

●	Any sale, transfer, pledge or other disposition of 10% or more of our assets involving the interested stockholder;

●	In general, any transaction that results in the issuance or transfer by a corporation of any of its stock to the interested stockholder; or

●	The receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Common Stock Listing

Our Common Stock currently is trading on the OTCQB Tier of the OTC Markets under the symbol “MRNA.”.

Transfer Agent and Registrar

American Stock Transfer & Trust Company, LLC is the transfer agent and registrar for our Common Stock.

LEGAL MATTERS

The validity of the issuance of the common stock described in this prospectus has been passed upon for us by Pryor Cashman LLP, New York, New York. As of December 31, 2017, Pryor Cashman beneficially owned approximately 3.1% of our outstanding common stock.

EXPERTS

The consolidated financial statements of Marina Biotech, Inc. as of December 31, 2016 and 2015, and for each of the years in the two-year period ended December 31, 2016, have been included herein in reliance upon the report of Squar Milner LLP, independent registered public accounting firm, included herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. The SEC’s website contains reports, proxy and information statements and other information regarding issuers, such as us, that file electronically with the SEC. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. We maintain a website at www.marinabio.com. We have not incorporated by reference into this prospectus the information in, or that can be accessed through, our website, and you should not consider it to be a part of this prospectus.

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We have filed with the SEC a registration statement on Form S-8 (of which this prospectus is a part) under the Securities Act, with respect to certain of the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance please see the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding us and the securities offered by this prospectus, please refer to the registration statement and such exhibits and schedules which may be obtained from the SEC at its principal office in Washington, D.C. upon payment of the fees prescribed by the SEC, or from its web site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we have filed with the SEC. The information we incorporate by reference into this prospectus is an important part of this prospectus. Any statement in a document we have filed with the SEC prior to the date of this prospectus and which is incorporated by reference into this prospectus will be considered to be modified or superseded to the extent a statement contained in this prospectus or any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes that statement. The modified or superseded statement will not be considered to be a part of this prospectus, except as modified or superseded.

We incorporate by reference into this prospectus the information contained in the documents listed below, which is considered to be a part of this prospectus:

●	our annual report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on March 31, 2017;

●	our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2017, June 30, 2017 and September 30, 2017 filed with the SEC on May 15, 2017, August 14, 2017 and November 13, 2017, respectively;

●	our current reports on Form 8-K, as filed with the SEC on January 4, 2017, January 9, 2017, January 27, 2017, February 3, 2017, February 9, 2017, February 14, 2017, March 6, 2017, April 6, 2017, May 19, 2017, May 24, 2017, Jun e7, 2017, June 28, 2017, July 3, 2017, July 5, 2017, July 21, 2017, July 25, 2017, August 2, 2017, August 18, 2017, September 14, 2017, October 3, 2017, October 6, 2017, October 18, 2017, November 24, 2017 and December 29, 2017;

●	the description of our common stock and the description of certain provisions of Delaware Law contained or incorporated by reference in our registration statement on Form 8-A, filed with the SEC on August 12, 1985, including any amendments or reports filed for the purposes of updating this description; and

●	future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus but prior to the termination of the offering of the securities covered by this prospectus.

You may obtain copies of these filings, at no cost, by writing or telephoning us at the following address:

Marina Biotech, Inc.

17870 Castleton Street, Suite 250

City of Industry, CA 91748

(626) 964-5788

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You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized any person to give any information or to make any representations other than those contained in or incorporated by reference into this prospectus, and, if given or made, you must not rely upon such information or representations as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should not assume that the information we have included in this prospectus is accurate as of any date other than the date of this prospectus or that any information we have incorporated by reference into this prospectus is accurate as of any date other than the date of the document incorporated by reference regardless of the time of delivery of this prospectus or of any securities registered hereunder.

786,857 Shares

MARINA BIOTECH, Inc.

Common Stock

PROSPECTUS

January 4, 2018

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” into this Registration Statement the information we have filed with the SEC. The information we incorporate by reference into this Registration Statement is an important part of this Registration Statement. Any statement in a document we have filed with the SEC prior to the date of this Registration Statement and which is incorporated by reference into this Registration Statement will be considered to be modified or superseded to the extent a statement contained in this Registration Statement or any other subsequently filed document that is incorporated by reference into this Registration Statement modifies or supersedes that statement. The modified or superseded statement will not be considered to be a part of this Registration Statement, except as modified or superseded.

We incorporate by reference into this Registration Statement the information contained in the documents listed below, which is considered to be a part of this Registration Statement:

●	our annual report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on March 31, 2017;

●	our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2017, June 30, 2017 and September 30, 2017, filed with the SEC on May 15, 2017, August 14, 2017 and November 13, 2017, respectively;

●	our current reports on Form 8-K, as filed with the SEC on January 4, 2017, January 9, 2017, January 27, 2017, February 3, 2017, February 9, 2017, February 14, 2017, March 6, 2017, April 6, 2017, May 19, 2017, May 24, 2017, June 7, 2017, June 28, 2017, July 3, 2017, July 5, 2017, July 21, 2017, July 25, 2017, August 2, 2017, August 18, 2017, September 14, 2017, October 3, 2017, October 6, 2017, October 18, 2017, November 24, 2017 and December 29, 2017;

●	the description of our common stock and the description of certain provisions of Delaware Law contained or incorporated by reference in our registration statement on Form 8-A, filed with the SEC on August 12, 1985, including any amendments or reports filed for the purposes of updating this description; and

●	future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus but prior to the termination of the offering of the securities covered by this prospectus.

You may obtain copies of these filings, at no cost, by writing or telephoning us at the following address: Marina Biotech, Inc., 17870 Castleton Street, Suite 250, City of Industry, CA 91748: Tel. No. (626) 964-5788.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our Amended and Restated Certificate of Incorporation, as amended to date, currently provides that our board of directors has the authority to utilize, to the fullest extent possible, the indemnification provisions of Sections 102(b)(7) and 145 of the Delaware General Corporation Law (the “DGCL”), and our directors and officers are provided with the broadest available indemnification coverage. Such indemnification for our directors and officers is mandatory. Our Certificate of Incorporation also expressly provides that the advancement of expenses is mandatory and not subject to the discretion of our board of directors, except that any of our directors or officers who request advancement must undertake to repay the advanced amounts if it is determined that such person is not entitled to be indemnified by us. Further, our Certificate of Incorporation contains provisions to eliminate the liability of our directors to us or our stockholders to the fullest extent permitted by Section 102(b)(7) of the DGCL, as amended from time to time.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Our Certificate of Incorporation provides for such limitation of liability.

Under Section 145 of the DGCL, a corporation may indemnify any individual made a party or threatened to be made a party to any type of proceeding, other than an action by or in the right of the corporation, because he or she is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (1) if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; or (2) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any individual made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that such indemnification will be denied if the individual is found liable to the corporation unless, in such a case, the court determines the person is nonetheless entitled to indemnification for such expenses. A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her. Expenses incurred by an officer or director, or any employees or agents as deemed appropriate by the board of directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law regarding indemnification and expense advancement is not exclusive of any other rights which may be granted by our restated certificate of incorporation or restated bylaws, a vote of stockholders or disinterested directors, agreement or otherwise.

We maintain a policy of directors and officer’s liability insurance covering certain liabilities incurred by our directors and officers in connection with the performance of their duties.

Insofar as indemnification for liabilities arising under the Securities Act is permitted for our directors, officers or controlling persons, pursuant to the above mentioned statutes or otherwise, we understand that the SEC is of the opinion that such indemnification may contravene federal public policy, as expressed in the Securities Act, and therefore, is unenforceable. Accordingly, in the event that a claim for such indemnification is asserted by any of our directors, officers or controlling persons, and the SEC is still of the same opinion, we (except insofar as such claim seeks reimbursement from us of expenses paid or incurred by a director, officer of controlling person in successful defense of any action, suit or proceeding) will, unless the matter has theretofore been adjudicated by precedent deemed by our counsel to be controlling, submit to a court of appropriate jurisdiction the question whether or not indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees as to which indemnification is sought, nor are we aware of any threatened litigation or proceeding that may result in claims for indemnification.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibit Index.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; or

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 4th day of January, 2018.

MARINA BIOTECH, INC.

By:	/s/ Vuong Trieu
Name:	Vuong Trieu
Title:	Executive Chairman

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints Vuong Trieu and Amit Shah as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement (including all pre-effective and post-effective amendments thereto), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities on January 4, 2018.

Signature	Title

/s/ Vuong Trieu	Executive Chairman
Vuong Trieu	(Principal Executive Officer)

/s/ Amit Shah	Chief Financial Officer
Amit Shah	(Principal Financial Officer)

/s/ Isaac Blech	Director
Isaac Blech

/s/ Philippe P. Calais	Director
Philippe P. Calais

/s/ Philip C. Ranker	Director
Philip C. Ranker

/s/ Donald A. Williams	Director
Donald A. Williams

EXHIBIT INDEX

Exhibit No.	Description

4.1	The Registrant’s 2014 Long-Term Incentive Plan (filed as Exhibit 10.2 to our Current Report on Form 8-K dated September 15, 2014, and incorporated herein by reference).**

5.1	Opinion of Pryor Cashman LLP. (1)

23.1	Consent of Squar Milner LLP, independent registered public accounting firm. (1)

23.2	Consent of Pryor Cashman LLP (included in Exhibit 5.1). (1)

24.1	Power of Attorney (included on the signature page). (1)

(1)	Filed herewith.
**	Indicates management contract or compensatory plan or arrangement.